Exhibit (g)(3)

SUB-SUBADVISORY AGREEMENT

This SUB-SUBADVISORY AGREEMENT (“Agreement”) is made this      day of                     , 2019, by and among Legg Mason Partners Fund Advisor, LLC, a Delaware limited liability company (the “Manager”), Clarion Partners, LLC, a New York limited liability company (“Subadviser”); and Western Asset Management Company, LLC, a California limited liability company (the “Sub-Subadviser”).

WHEREAS, the Clarion Partners Real Estate Income Fund Inc. (the “Fund”) is a Maryland corporation registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has retained Manager to serve as investment adviser to the Fund;

WHEREAS, the Subadviser has been retained by the Manager, to provide certain investment subadvisory services to the Fund pursuant to an investment subadvisory agreement (the “Subadvisory Agreement”);

WHEREAS, subject to an investment sub-subadvisory agreement approved by the Fund’s Board of Directors, the Subadvisory Agreement permits the Subadviser to delegate to a sub-subadviser certain of its investment advisory services under the Subadvisory Agreement; and

WHEREAS, the Manager and Subadviser wish to engage the Sub-Subadviser as a sub-subadviser to provide the following investment advisory services to the Fund and the Sub-Subadviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. In accordance with and subject to the Subadvisory Agreement, the Subadviser hereby appoints the Sub-Subadviser to act as a sub-subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. The Manager and Subadviser shall cause the Sub-Subadviser to be kept fully informed at all times with regard to the assets owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Manager shall furnish the Sub-Subadviser with such other documents and information with regard to the Fund’s affairs as the Sub-Subadviser may from time to time reasonably request.

3. (a) Subject to the supervision of the Fund’s Board of Directors (the “Board”), the Manager and Subadviser, the Sub-Subadviser shall regularly provide the Fund with respect to such portion of the Fund’s assets as shall be allocated to the Sub-Subadviser by the Subadviser from time to time (the “Allocated Assets”) with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information and in accordance with any exemptive orders issued by the Securities and Exchange Commission (“SEC”) applicable to the Fund and any SEC staff no-action letters applicable to the Fund. The Sub-Subadviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, swap agreements, options and futures), retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation), all subject to the provisions of the Fund’s Articles of Incorporation and By-Laws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund and any exemptive orders and SEC staff no-action letters applicable to the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Sub-Subadviser. Manager shall furnish the Sub-Subadviser with copies of all amendments of, modifications or supplements to the Fund’s Prospectus, Statement of Additional Information, and Governing Documents that will impact the services provided by the Sub-Subadviser under this Agreement within a reasonable time before they become effective.

(b) The Sub-Subadviser is authorized as the agent of the Fund to give instructions with respect to the Allocated Assets to the custodian of the Fund and any sub-custodian or prime broker as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin calls for the account of the Fund. Notwithstanding the above, Sub-Subadviser shall have no authority, responsibility or obligation with respect to the custody of securities or other assets of the Fund (including the Allocated Assets) and shall, except as otherwise provided in this Agreement, not be responsible or liable for any act or omission of any custodian, sub-custodian or prime broker of the Fund.

(c) Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

(d) The Sub-Subadviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer, seller or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Sub-Subadviser or its affiliates exercise investment discretion. The Sub-Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund, which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Sub-Subadviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(e) The Sub-Subadviser shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Allocated Assets subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board. Notwithstanding the above, the Sub-Subadviser will not file class action claims or otherwise exercise any rights the Fund may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Fund.

(f) The Sub-Subadviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Sub-Subadviser believes are appropriate or desirable in performing its duties under this Agreement.

(g) The Fund hereby authorizes any entity or person associated with the Sub-Subadviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Sub-Subadviser agrees that it will not deal with itself, or with members of the Board or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Sub-Subadviser or its affiliates is participating, or arrange for purchases and sales of securities or other assets between the Fund and another account advised by the Sub-Subadviser or its affiliates, except in each case as permitted by the 1940 Act or by any exemptive orders or SEC staff no-action letters applicable to the Fund and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to the Sub-Subadviser and its directors and officers.

4. To the extent permitted by any exemptive orders or SEC staff no-action letters applicable to the Fund and with the prior written consent of the Subadviser, the Sub-Subadviser may delegate to any other one or more companies that the Sub-Subadviser controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain of the Sub-Subadviser’s duties under this Agreement, provided in each case the Sub-Subadviser will supervise the activities of each such entity or employees thereof, that such delegation will not relieve the Sub-Subadviser of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with and meet all applicable requirements of the 1940 Act.

5. The Sub-Subadviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Subadviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Sub-Subadviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

6. (a) The Sub-Subadviser, at its expense, shall supply the Board, the officers of the Fund, the Manager and Subadviser with all information and reports reasonably required by them and reasonably available to the Sub-Subadviser relating to the services provided by the Sub-Subadviser hereunder.

(b) The Sub-Subadviser shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated, the Sub-Subadviser shall not be responsible for the Fund’s expenses, including, without limitation: advisory fees; distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organizational costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith; Form CPO-PQR filings that relate to the Fund; fees and expenses of custodians, transfer agents, registrars, independent pricing vendors or other agents; property management fees, acquisition or disposition fees; taxes; Fund legal expenses (including in connection with investment activities); loan commitment fees; expenses relating to share certificates, expenses relating to the issuing and redemption or repurchase of the Fund’s shares and servicing shareholder accounts; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund’s shareholders; costs of stationery; website costs; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees; litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund’s Board members and officers with respect thereto.

7. No member of the Board, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Sub-Subadviser or any affiliated company of the Sub-Subadviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Sub-Subadviser’s or any affiliated company’s staff.

8. As compensation for the services performed by the Sub-Subadviser, including the services of any consultants retained by the Sub-Subadviser, the Manager shall pay the Sub-Subadviser out of the subadvisory fee the Manager pays to Subadviser with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Sub-Subadviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund or, if less, the portion thereof comprising the Allocated Assets in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund or the portion thereof comprising the Allocated Assets shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board.

9. The Sub-Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund (including but not limited to any act or omission of any broker or dealer, foreign currency dealer, futures commission merchant or counterparty), provided that nothing in this Agreement shall protect the Sub-Subadviser against any liability to the Manager, the Subadviser or the Fund to which the Sub-Subadviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 9, the term “Sub-Subadviser” shall include any affiliates of the Sub-Subadviser performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Sub-Subadviser and such affiliates.

10. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-Subadviser who may also be a Board member, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-Subadviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other assets consistent with the investment policies of the Fund or one or more other accounts of the Sub-Subadviser is considered at or about the same time, transactions in such securities or other assets will be allocated among the accounts in a manner deemed equitable by the Sub-Subadviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Sub-Subadviser’s policies and procedures as presented to the Board from time to time. Manager and Subadviser acknowledge that Sub-Subadviser, its affiliates and its other clients may at any time, subject to applicable law, have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Subject to the Sub-Subadviser’s related policies and procedures, Sub-Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement solely because Sub-Subadviser or its affiliates invest in such a position for its or their own accounts or for the accounts of another client.

11. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the

terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12. This Agreement will become effective with respect to the Fund on the date set forth below the Fund’s name on Schedule A annexed hereto, provided that it shall have been approved in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect through the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act.

13. This Agreement is terminable with respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Subadviser, or by the Sub-Subadviser upon not less than 90 days’ written notice to the Fund, the Manager and Subadviser, and will be terminated upon the mutual written consent of the Manager, Subadviser and the Sub-Subadviser. This Agreement shall terminate automatically in the event of its assignment, as such term is defined or interpreted by the SEC or its staff under the 1940 Act.

14. The Sub-Subadviser agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Fund for satisfaction.

15. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.

16. This Agreement, and any supplemental terms contained on Annex I hereto, if applicable, embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Fund) and their respective successors and permitted assigns.

18. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the Supreme Court of the State of New York, application shall be submitted to the Commercial Division.

19. Subject to the proviso of the first sentence of Section 9 of this Agreement, the Sub-Subadviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Sub-Subadviser’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by the Sub-Subadviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.

20. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

LEGG MASON PARTNERS FUND ADVISOR, LLC

By:

Name:	Jane Trust

Title:	President and Chief Executive Officer

WESTERN ASSET MANAGEMENT COMPANY, LLC

By:

Name:

Title:

CLARION PARTNERS, LLC

By:

Name:

Title:

The foregoing is acknowledged:

The undersigned officer of the Fund has executed this Agreement not individually but in his/her capacity as an officer of the Fund. The Fund does not hereby undertake any obligation to the Sub-Subadviser.

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

By:

Name:	Jane Trust

Title:	President and Chief Executive Officer

ANNEX I

Not applicable.

SCHEDULE A

Clarion Partners Real Estate Income Fund Inc.

Date:

                    , 2019

Fee: